Exhibit 10.1

EMPLOYMENT AGREEMENT

LION LAM DIAMOND CORPORATION

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of July 14, 2010 , by and among Lion Lam Diamond Inc, a Texas Corporation (the “Corporation”) and David Lam (the “Executive”).

WHEREAS, the Executive serves in positions of substantial responsibility with the Corporation; and

WHEREAS, the Corporation wishes to set forth the terms of the Executive’s continued employment in these positions; and

WHEREAS, the Executive is willing and desires to serve in these positions with the Corporation.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

EMPLOYMENT

1.1 Employment. The Corporation hereby employs the Executive to serve as CEO/CFO of the Corporation according to the terms and conditions of this Agreement and for the period stated in Section 1.3 of this Agreement. The Executive hereby accepts employment according to the terms and conditions of this Agreement and for the period stated in Section 1.3 of this Agreement.

1.2 Responsibilities and Duties.

(a) As CEO/CFO the Executive shall perform all duties and have all powers associated with these positions, as set forth in any job description provided to the Executive by the Corporation or as may be set forth in the bylaws of the Corporation. The Executive shall report directly to the Board of Directors.

1.3 Term.

(a) The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and continuing for thirty-six (36) full months.

(b) Commencing as of the first anniversary of the Effective Date and continuing as of each anniversary of the Effective Date thereafter, the board of directors of the Corporation may extend the Agreement term for an additional year, so that the remaining term of the Agreement again becomes thirty-six (36) full months from the applicable anniversary of the Effective Date, unless the Executive elects not to extend the term of this Agreement by giving written notice at least thirty (30) days prior to the applicable anniversary date.

(d) Nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Corporation and the Executive may mutually agree.

ARTICLE 2

COMPENSATION AND OTHER BENEFITS

2.1 Base Salary and other Incentive Compensation.

(a) In consideration of the Executive’s performance of the obligations under this Agreement, the Corporation shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $30,000. During the period of this Agreement, the Executive’s Base Salary shall be reviewed at least annually by the compensation committee designated by the board of directors of the Corporation. Any increase in Base Salary will become the “Base Salary” for purposes of this Agreement.

2.2 Other Benefits . For as long as the Executive is employed by the Corporation, the Executive shall be eligible to receive any benefits provided from time to time, including the specific items described in (a) below.

(a) Reimbursement of business expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses incurred while performing his obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Corporation.

ARTICLE 3

EMPLOYMENT TERMINATION

3.1 Termination of Employment.

(a) Death. The Executive’s employment shall terminate automatically at the Executive’s death. If the Executive dies in active service to the Corporation, the Executive’s estate shall receive any sums that would have otherwise been due to the Executive as Base Salary and reimbursement of expenses through the Executive’s last day of employment.

3.2 Voluntary Termination by the Executive. In addition to his other rights to terminate his employment under this Agreement, the Executive may voluntarily terminate employment during the term of this Agreement upon at least ninety (180) days prior written notice to the board of directors of the Corporation. Upon the Executive’s voluntary termination, he will receive only his compensation to the date of his termination of employment.

ARTICLE 4

CONFIDENTIALITY

4.1 Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Corporation or its business, or anything connected therewith. As used in this Article 6 the term “confidential information” means all of the Corporation’s and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement.

ARTICLE 5

COMPETITION AFTER EMPLOYMENT TERMINATION

5.1 Covenant Not to Solicit Employees. The Executive agrees not to, directly or indirectly, solicit or employ the services of any officer or employee of the Corporation (including an individual who was an officer or employee of the Corporation during the one year period following the Executive’s termination) for one year after the Executive’s employment termination.

ARTICLE 6

MISCELLANEOUS

6.1 Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the State of Texas, without giving effect to any conflict of laws provision or rule that would cause the application of the laws of any jurisdiction other than Texas.

6.2 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Corporation at the time of the delivery of such notice, and properly addressed to the Corporation if addressed to the boards of directors of the Corporation at the Corporation’s executive offices.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

Date: July 16, 2010 LION LAM DIAMOND CORPORATION

[ Name] For the Board of Directors

/s/ David Lam
David Lam, Executive

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